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Principal Global Diversified Income Fund
Managing Risk Exposures to Help

Optimize Risk-Adjusted Yield

Principal Management Corporation’s portfolio construction process includes the constant monitoring of portfolio risk in their quest to optimize the risk-adjusted yield profile for the Principal Global Diversified Income Fund. As a result, Principal Management Corporation has made the following enhancements to the Fund:

Added master limited partnerships (MLPs) to the existing call option overwriting strategy1 – With the addition of MLPs, all of the equity-oriented strategies are now part of the Fund’s call option overwriting strategy, which is sub-advised by Guggenheim Partners Investment Management, LLC (Guggenheim). This addition is designed to further reduce the risk of the portfolio. Through the first half of 2012, the call option overwriting strategy reduced the volatility of the equity portion of the Fund by approximately 25%.2

Added two additional high yield sub-advisors, DDJ Capital Management, LLC (DDJ) and Post Advisory Group, LLC (Post) – Guggenheim has sub-advised the high yield sleeve of the Fund since September 2009. In that time, Guggenheim’s allocation has grown from approximately $30 million to close to $1.9 billion as of September 30, 2012, representing 38% of the Fund. Given the size of this allocation, Principal Management Corporation felt it was prudent to proactively hire two additional complementary high yield managers. They believe the addition of these managers should provide the following benefits:

1. Diversify manager risk.

2. Provide additional capacity.

3. Support the yield bias of the Fund.

DDJ will be funded in October 2012. Post, an affiliate of the Principal Financial Group®, requires a shareholder proxy vote to be conducted in December 2012, with funding expected to occur in January 2013, pending shareholder approval.

1  Guggenheim Partners Investment Management, LLC is the sub-advisor to the call overwriting strategy. This strategy involves writing call options on indices/ETFs that may represent up to 100% of the portfolio’s allocation to its global REITs, global infrastructure, global value equities, and MLPs sleeves. The sub-advisor may reduce or suspend call writing at any time as market conditions warrant.

2  Source: Guggenheim. The standard deviation of the equity strategies (REITs, Global Value, and Global Infrastructure) combined was 9.19%. With the call-writing overlay the combined standard deviation of those strategies was 6.86 as of 6/30/12.

   Asset allocation/diversification does not guarantee a profit or protect against a loss.

Principal Management Corporation Selects DDJ and Post

Through its proprietary vetting and selection process, Principal Management Corporation has selected DDJ and Post as the additional sub-advisors for the high yield sleeve. DDJ’s focus on the small- to mid-cap, lower-rated, high yield, and bank loan universe will bring a unique set of investment opportunities to the Global Diversified Income Fund. In addition, Post’s objective is to reduce volatility through diversification, intensive credit research, and a relatively short average life (approximately five years) is designed to further enhance the yield and risk characteristics of the Fund.

About DDJ Capital Management (Sub-advisor Logo)

DDJ Capital Management, LLC was formed in 1996 specifically to specialize in high yield, distressed, and special situations investing. Asset management is the sole focus of the firm. As of May 31, 2012, DDJ managed over $3.7 billion in assets.

DDJ’s team of two portfolio managers and seven analysts perform bottom-up fundamental research, focusing on the lower-rated segments of the high yield and leveraged loan markets (rated B and below), which they believe offer the most compelling risk-adjusted investment opportunities. They believe that these segments are often misunderstood and/or overlooked by many investors, and therefore are markedly inefficient areas of the credit market.

DDJ believes that by actively managing a relatively concentrated portfolio of high yield bonds and leveraged loans, with a bias toward small- and mid-cap issuers, it can generate superior returns at a meaningfully lower risk profile than the overall market.3

The structure and depth of DDJ’s research team enables them to construct relatively concentrated portfolios typically consisting of 60 to 80 issuers. Such concentration enables analysts to actively monitor existing positions and be able to anticipate a company’s financing needs. This can often lead to them proactively approaching management of an existing issuer with a new investment opportunity and playing an active role in negotiating the terms of such investment.

Furthermore, DDJ’s attorneys work directly with the research analysts to thoroughly assess the risks that may exist in a particular loan document or bond indenture, with a specific emphasis on downside scenarios such as bankruptcy. The knowledge and insight provided by their in-house attorneys promotes a unique analytical perspective used to assess the downside risk of an investment as compared to the potential return.

DDJ constructs portfolios based on the yield and risk characteristics of each security, with the intent of taking larger weightings in fewer investments that offer the best risk/reward profile.

About Post Advisory Group (Sub-advisor Logo)

Post specializes in the management of global high yield securities, managing over $9 billion in assets for private pension funds, public pension funds, endowments, foundations, multi-employer plans, and high-net-worth individuals.

Post is the successor advisory entity of Post Advisory Group, Inc., founded by Lawrence Post in 1992. In 2004, Principal Global Investors, LLC, a member of the Principal Financial Group, acquired 68% ownership in Post. And in 2009, Principal Global Investors increased its ownership to 100%.

Founder Lawrence Post is supported by three portfolio managers averaging over 15 years of industry experience, 11 analysts, and two traders. Post’s high yield strategy is a tactical combination of high quality, medium quality, and lower quality high yield issues with an overall average quality rating of B to B-. Post seeks to reduce volatility through diversification, intensive credit research, and a relatively short average life (approximately five years).3

Post uses its Value Scoring Model, a proprietary valuation tool, and an extensive credit review analysis to screen securities. The Value Scoring Model is a 100-point system that includes quantitative and qualitative factors, including:

1. Industry position: stability, predictability, barriers to entry, competition, pricing power, and regulatory environment.

2. Company position: assets, profitability, cash flow trends, credit statistics, company scale, ownership/management, and event risk.

3. Security position: seniority in capital structure, covenant protection, and corporate structure.

Post has enhanced and refined the Value Scoring Model for more than 30 years.

Post conducts additional credit analysis, which includes building a financial model with historical and projected operating results, identifying revenue and cost drivers, and researching how the credit may develop over time. Value identification begins with bottom-up, fundamental analysis, and includes identification of specific catalysts and value drivers which will affect the company’s earnings and operations going forward. Downside protection is assessed based on estimates of asset valuation, enterprise value coverage, and protections provided through corporate structure and covenants. Comparable company and transaction analysis is performed to assess relative value and identify potential upside and downside parameters.

Unique Focus of Principal Management Corporation

The challenge of generating a sustainable income stream in this low yield environment persists. We believe the addition of a diversified portfolio of non-traditional income strategies to an investment portfolio has the potential to boost total portfolio income without a material increase in risk.

Principal Management Corporation has a proven process for developing investment strategies with a unique focus. The aim is to build multi-manager/multi-discipline strategies that correlate with client needs, not simply to a certain level of return, leading to better outcomes. The Principal Global Diversified Income Fund is a diversified solutions-based investment vehicle designed to provide investors a steady income stream, with the goal of utilizing the most attractive risk-adjusted yield available in a single mutual fund. The Principal® believes that the addition of MLPs to the call option overwriting strategy and the diversification of sub-advisors within the high yield strategy will enhance the overall risk and return profile of the Fund.

The Principal Global Diversified Income Fund is just one component in a series of Principal Portfolio Construction Strategies™ designed to solve for the three main risks retirees face: longevity, purchasing power, and market risk/volatility. To learn more about how you can efficiently address these risks in your clients’ portfolios, please speak with your Principal representative, call 800-787-1621, or visit principalfunds.com.

Only certain investors, such as retirement plan participants, can purchase class A shares without a sales charge; see the prospectus for details.

Asset allocation/diversification does not guarantee a profit or protect against a loss.

Equity investment options involve greater risk, including heightened volatility, than fixed-income investment options.

Fixed-income investment options are subject to interest rate risk, and their value will decline as interest rates rise. Lower-rated securities are subject to additional credit and default risks. Risks associated with preferred securities differ from risks inherent with other investments. In particular, in the event of bankruptcy, a company’s preferred securities are senior to common stock but subordinated to all other types of corporate debt. International investing involves increased risks due to currency fluctuations, political or social instability, and differences in accounting standards. These risks are magnified in emerging markets. REIT securities are subject to risk factors associated with the real estate industry and tax factors of REIT registration.

The call option writing program seeks to improve the Fund’s risk profile by reducing the volatility of its underlying equity components as well as improve the economics of the Fund via the receipt of option premium. While option premiums are not accounted for as income they do accrue, which may cause the Fund’s price to rise. Writing calls may limit upside potential of the Fund and like any investment strategy, loss is possible.

Fixed-income investment options that invest in mortgage securities, such as commercial mortgage-backed securities, are subject to increased risk due to real estate exposure.

Class P and I shares are available only to certain investors. See the prospectus for more information.

Our Capabilities

Global Investment Management

Asset Allocation Expertise

Retirement Leadership

As a leading provider of mutual fund solutions, Principal Funds brings special expertise in global investment management, asset allocation, and retirement leadership to financial professionals and investors. Principal Funds are managed by many leading sub-advisors, including the extensive asset management capabilities of Principal Global Investors. Our asset allocation solutions and retirement resources support financial professionals in helping investors meet their long-term financial goals.

Investors should carefully consider a fund’s investment objectives, risks, charges, and expenses prior to investing. A prospectus, or summary prospectus if available, containing this and other information can be obtained by contacting a financial professional, visiting principalfunds.com, or calling 800-222-5852. Read the prospectus carefully before investing.

A mutual fund’s share price and investment return will vary with market conditions, and the principal value of an investment when you sell your shares may be more or less than the original cost.

Principal Funds, Inc. is distributed by Principal Funds Distributor, Inc., member of the Principal Financial Group®. Principal Funds Distributor, Principal Shareholder Services, Principal Management Corporation and its affiliates, and Principal Funds, Inc. are collectively referred to as Principal Funds.

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